Exhibit 99

The Sherwin-Williams Company Reports 2021 Second Quarter Financial Results

CLEVELAND, July 27, 2021 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2021. All comparisons are to the second quarter of the prior year, unless otherwise noted.

SUMMARY

•	Consolidated net sales increased 16.9% in the quarter to $5.38 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 19.3% in the quarter

•	Diluted net income per share increased to $2.42 per share in the quarter

•	Adjusted diluted net income per share increased 11.8% in the quarter to $2.65 per share

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased in the quarter to $1.05 billion, or 19.5% of sales

•

Reaffirming FY21 diluted net income per share in the range of $8.01 to $8.31 per share, including a loss of $0.34 per share from a divestiture and acquisition-related amortization expense of $0.80 per share

CEO REMARKS

“We delivered solid performance in the second quarter driven by robust architectural paint demand in The Americas Group and strong demand across our industrial end markets, which more than offset the return to more normal DIY end market demand levels,” said Chairman, President and Chief Executive Officer, John G. Morikis. “Along with the strong demand, we also implemented pricing actions to offset the significant, sustained raw material inflation that pressured our gross margin in the quarter. Despite the near-term gross margin compression, we delivered 11.8% adjusted diluted net income per share growth and 7.4% EBITDA growth in the quarter. Our cash generation remained strong, which enabled us to continue investing in long-term strategic growth initiatives, repurchase 3.1 million shares in the second quarter, and open 25 new stores.

“In The Americas Group, sales in all of our end markets, except DIY, were up double-digit percentages in the quarter, led by residential repaint. As expected, sales to our DIY customers were down double-digits, driven by difficult comparisons to the prior year as consumer demand returned to more normal levels. These lower North America DIY demand trends also impacted our Consumer Brands Group in the quarter. Supply chain constraints in the quarter impacted our architectural businesses similarly in The Americas and Consumer Brands Groups. In Performance Coatings Group, all divisions delivered strong double-digit growth, led by industrial wood and general industrial.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Net sales	$5,379.8	$4,604.0	$775.8	16.9%
Income before income taxes	$819.2	$747.4	$71.8	9.6%
As a % of sales	15.2%	16.2%
Net income per share - diluted	$2.42	$2.16	$0.26	12.0%
Adjusted net income per share - diluted	$2.65	$2.37	$0.28	11.8%

Consolidated net sales increased primarily due to higher product sales volume in The Americas Group and the Performance Coatings Group, partially offset by lower product sales volume in the Consumer Brands Group. Income before income taxes increased primarily due to higher sales volumes and selling price increases, partially offset by increased raw material costs across all three segments.

Diluted net income per share included a charge of $0.23 per share for acquisition-related amortization expense.

SECOND QUARTER SEGMENT RESULTS

The Americas Group (“TAG”)

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Net sales	$3,093.4	$2,523.7	$569.7	22.6%
Same-store sales (1)	19.3%	(6.9)%
Segment profit	$727.3	$599.7	$127.6	21.3%
Reported segment margin	23.5%	23.8%

(1)	Same-store sales represents net sales from stores in U.S. and Canada open more than twelve calendar months.

Net sales in TAG increased due primarily to higher architectural sales across all professional end markets, led by residential repaint, commercial and property maintenance that more than offset the decrease in DIY, and selling price increases. TAG segment profit increased due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs.

Consumer Brands Group (“CBG”)

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Net sales	$731.5	$980.2	$(248.7)	(25.4)%
Segment profit	$122.8	$237.4	$(114.6)	(48.3)%
Reported segment margin	16.8%	24.2%
Adjusted segment profit (1)	$144.1	$259.8	$(115.7)	(44.5)%
Adjusted segment margin	19.7%	26.5%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in CBG was $21.3 million and $22.4 million in the second quarter of 2021 and 2020, respectively.

Net sales in CBG decreased due primarily to lower sales volumes to most of our retail customers and the Wattyl divestiture, partially offset by selling price increases. CBG segment profit decreased primarily due to lower sales volume and increased raw material costs, partially offset by selling price increases and good cost control. Currency translation rate changes increased the group’s net sales by 1.5%. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 290 basis points compared to 230 basis points in the second quarter of 2020.

Performance Coatings Group (“PCG”)

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Net sales	$1,554.5	$1,099.8	$454.7	41.3%
Segment profit	$144.8	$97.4	$47.4	48.7%
Reported segment margin	9.3%	8.9%
Adjusted segment profit (1)	$201.4	$150.1	$51.3	34.2%
Adjusted segment margin	13.0%	13.6%

(1)

Adjusted segment profit excludes the impact of acquisition-related amortization expense. Acquisition-related amortization expense in PCG was $56.6 million and $52.7 million in the second quarter of 2021 and 2020, respectively.

Net sales in PCG increased due primarily to higher sales volumes in all end markets and selling price increases. Currency translation rate changes increased the group’s net sales by 6.0%. PCG segment profit increased due primarily to higher sales and selling price increases, partially offset by increased raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 370 basis points compared to 470 basis points in the second quarter of 2020.

LIQUIDITY AND CASH FLOW

The Company generated $1.20 billion in net operating cash during the first six months of 2021, an increase of 11.8% compared to the same period in 2020. This, along with the seasonal increase in our short-term borrowings, allowed the Company to return cash of approximately $1.94 billion to our shareholders in the form of dividends and share repurchases. The Company purchased 6.4 million shares of its common stock during the first six months. At June 30, 2021, the Company had remaining authorization to purchase 52.25 million shares of its common stock through open market purchases.

2021 GUIDANCE

	Third Quarter 2021	Full Year 2021
Net sales	Up mid-to-high single digit %	Up high-single to low-double digit %

Effective tax rate		Low twenty percent range
Diluted net income per share		$8.01	-	$8.31
Adjusted diluted net income per share (1)		$9.15	-	$9.45

(1)	Excludes $0.34 per share loss from the divestiture and $0.80 per share of acquisition-related amortization expense.

Commenting on the Company’s outlook, Mr. Morikis noted, “While demand remains robust across nearly all of our end markets, industry raw material inflation is more significant and sustained than originally anticipated. We continue to have great confidence we will offset these higher costs with the incremental price increases we have announced, and we are prepared to implement additional increases should they become necessary. While our industry is operating in a challenging environment, our team has repeatedly demonstrated its ability to manage through these types of pressures just as we have done in many past cycles. We will continue to manage through disruptions in the supply chain and focus on controlling what we can control while providing differentiated solutions and excellent service to our customers.”

CONFERENCE CALL INFORMATION

The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2021, at 11:00 a.m. EDT on Tuesday, July 27, 2021. Participating on the call will be Chairman, President and Chief Executive Officer, John Morikis, along with other senior executives.

The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

MEDIA CONTACT:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Six Months Ended			December 31, 2021
	June 30, 2021			June 30, 2021			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$2.42			$3.93	$8.01	$8.31
Loss on divestiture			—	$.41	$.07	.34	.34	.34
Acquisition-related amortization expense (2)	$.29	$.06	.23	.57	.13	.44	.80	.80

Adjusted diluted net income per share			$2.65			$4.71	$9.15	$9.45

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2020			June 30, 2020			December 31, 2020
	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax	Pre-Tax	Tax Effect (1)	After- Tax
Diluted net income per share			$2.16			$3.31			$7.36
Acquisition-related amortization expense (2)	$.27	$.06	.21	$.54	$.13	.41	$1.10	$.27	.83

Adjusted diluted net income per share			$2.37			$3.72			$8.19

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the loss on the divestiture of Wattyl. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to Adjusted EBITDA for 2021 and EBITDA for 2020.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2021	June 30, 2021	June 30, 2021
Net income	$409.6	$648.6	$1,058.2
Interest expense	83.2	83.5	166.7
Income taxes	99.4	170.6	270.0
Depreciation	65.4	71.0	136.4
Amortization	79.2	77.8	157.0

EBITDA	$736.8	$1,051.5	$1,788.3
Loss on divestiture	111.9	—	111.9

Adjusted EBITDA	$848.7	$1,051.5	$1,900.2

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2020	June 30, 2020	June 30, 2020
Net income	$321.7	$595.9	$917.6
Interest expense	86.2	88.1	174.3
Income taxes	70.6	151.5	222.1
Depreciation	66.5	66.1	132.6
Amortization	78.1	77.4	155.5

EBITDA	$623.1	$979.0	$1,602.1

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$5,379.8	$4,604.0	$10,035.8	$8,750.7
Cost of goods sold	2,968.4	2,395.1	5,512.4	4,652.1
Gross profit	2,411.4	2,208.9	4,523.4	4,098.6
Percent to net sales	44.8%	48.0%	45.1%	46.8%
Selling, general and administrative expenses	1,437.8	1,291.3	2,763.7	2,598.9
Percent to net sales	26.7%	28.0%	27.5%	29.7%
Other general (income) expense - net	(5.2)	(1.1)	112.3	2.6
Amortization	77.8	77.4	157.0	155.5
Interest expense	83.5	88.1	166.7	174.3
Interest and net investment income	(0.6)	(0.6)	(1.2)	(1.2)
Other (income) expense - net	(1.1)	6.4	(3.3)	28.8

Income before income taxes	819.2	747.4	1,328.2	1,139.7
Income taxes	170.6	151.5	270.0	222.1

Net income	$648.6	$595.9	$1,058.2	$917.6

Net income per common share:
Basic	$2.47	$2.20	$4.00	$3.37
Diluted	$2.42	$2.16	$3.93	$3.31

Weighted average shares outstanding:
Basic	262.8	271.4	264.3	272.3
Diluted	267.8	275.9	269.0	277.3

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2021		2020
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)

Three Months Ended June 30:
The Americas Group	$3,093.4	$727.3	$2,523.7	$599.7
Consumer Brands Group	731.5	122.8	980.2	237.4
Performance Coatings Group	1,554.5	144.8	1,099.8	97.4
Administrative	0.4	(175.7)	0.3	(187.1)

Consolidated totals	$5,379.8	$819.2	$4,604.0	$747.4

Six Months Ended June 30:
The Americas Group	$5,596.5	$1,207.3	$4,829.2	$988.0
Consumer Brands Group	1,509.6	266.5	1,602.5	320.9
Performance Coatings Group	2,928.8	288.6	2,317.4	211.1
Administrative	0.9	(434.2)	1.6	(380.3)

Consolidated totals	$10,035.8	$1,328.2	$8,750.7	$1,139.7

The Sherwin-Williams Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(millions of dollars)

	June 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$219.6	$188.1
Accounts receivable, net	2,590.6	2,472.5
Inventories	1,804.1	1,788.6
Other current assets	571.4	434.0

Total current assets	5,185.7	4,883.2
Property, plant and equipment, net	1,806.3	1,798.6
Goodwill	7,017.5	6,976.8
Intangible assets	4,165.8	4,533.7
Operating lease right-of-use assets	1,764.2	1,696.6
Other assets	580.1	605.6

Total assets	$20,519.6	$20,494.5

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$762.1	$559.5
Accounts payable	2,502.8	1,848.4
Compensation and taxes withheld	593.1	467.3
Accrued taxes	228.8	255.7
Current portion of long-term debt	687.1	0.7
Current portion of operating lease liabilities	393.0	369.4
Other accruals	1,023.5	958.6

Total current liabilities	6,190.4	4,459.6
Long-term debt	7,603.8	8,289.4
Postretirement benefits other than pensions	273.1	262.5
Deferred income taxes	803.4	953.2
Long-term operating lease liabilities	1,429.5	1,390.7
Other long-term liabilities	1,379.0	1,269.2
Shareholders’ equity	2,840.4	3,869.9

Total liabilities and shareholders’ equity	$20,519.6	$20,494.5

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Depreciation	$71.0	$66.1	$136.4	$132.6
Capital expenditures	87.1	35.7	151.4	142.3
Cash dividends	145.9	122.7	297.7	245.6
Amortization of intangibles	77.8	77.4	157.0	155.5

Significant components of Other general (income) expense - net:
Provision for environmental related matters - net	$2.5	$8.5	$5.0	$10.7
Loss on divestiture of business	—	—	111.9	—
Gain on sale or disposition of assets	(7.7)	(9.6)	(4.6)	(8.1)

Significant components of Other (income) expense - net:
Loss on extinguishment of debt	$—	$—	$—	$21.3
Investment and royalty income	(11.8)	(4.9)	(18.3)	(2.6)
Net expense from banking activities	2.5	2.4	5.1	5.2
Foreign currency transaction related losses	9.1	6.5	11.6	10.4
Other (1)	(0.9)	2.4	(1.7)	(5.5)

Store Count Data:
The Americas Group - net new stores	23	(19)	34	(17)
The Americas Group - total stores	4,808	4,741	4,808	4,741
Performance Coatings Group - net new branches	—	—	(1)	—
Performance Coatings Group - total branches	281	281	281	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.